Income Benefit Rider

This rider provides guaranteed Income Payments during the Income Period based on the Contract Value.

The Company has issued this rider as a part of the Entire Contract. If there are any conflicts between this rider and the contract or any other riders, the provisions of this rider will prevail.  Defined terms and contractual provisions are set forth in the contract or added in this rider. This rider is effective on the Issue Date, as shown on your Income Benefit Rider Contract Schedule.

After the Income Benefit Date, we will not accept Additional Purchase Payments.  On and after the Income Benefit Date, the Free Withdrawal Privilege is no longer available.

Definitions

The following terms are added to "Definitions" in the Base Contract.

Base Contract
The contract to which this rider is attached.

Covered Person(s)
An individual upon whose age and lifetime we base Income Payments.

Eligible Person(s)
An individual who you can designate to be a Covered Person.

Excess Withdrawal
An Excess Withdrawal is the amount of a withdrawal taken on or after the Income Benefit Date that, when added to other withdrawals taken during the Income Benefit Year, including the annual actual Income Payment, is greater than the Annual Maximum.  We treat any portion of a withdrawal you take while you are receiving Income Payments that is not an Excess Withdrawal as an Income Payment.  An Excess Withdrawal includes any applicable Withdrawal Charge and reduces the values calculated under this contract as a withdrawal.

You cannot take a partial Excess Withdrawal if the Contract Value, at the end of the Business Day before your withdrawal request, is less than the Minimum Required Value shown on the Contract Schedule. You also cannot take a partial Excess Withdrawal if the Contract Value, at the end of the Business Day that we process your withdrawal request, would be less than the Minimum Required Value shown on the Contract Schedule.  In this case, we send you the total Contract Value, Income Payments stop, and this rider and the Base Contract terminate on the Business Day you took the withdrawal.

Income Benefit Date
The date you begin Income Payments. After the Income Benefit Date, a contract will continue to be in the Accumulation Phase until the last Business Day before the Annuity Date. The Income Benefit Date must occur on an Index Anniversary.

Income Benefit Year
A period of 12 months. The first Income Benefit Year begins on the Income Benefit Date. Subsequent Income Benefit Years begin on the Income Benefit Anniversaries.

Income Benefit Anniversary
A twelve-month anniversary of the Income Benefit Date or any subsequent twelve-month Income Benefit Anniversary.

Income Payment
The payment we make to you under this rider.  An Income Payment is treated as a Partial Withdrawal but is not subject to a Withdrawal Charge.

Income Period
The period of time beginning on the Income Benefit Date and ending upon the earlier of the last Business Day before the Annuity Date or the date this rider terminates.
S40901-IAI 2                                                                             [Admin Tracking Identifier]

Income Payments

How Income Payments begin
Following the Index Effective Date, you may begin Income Payments on any Index Anniversary after the Income Payment Waiting Period by providing us with an Authorized Request.  The Income Payment Waiting Period is shown on the Income Benefit Rider Contract Schedule. The Age of the Covered Person(s) on the Income Benefit Date must be greater than or equal to the Minimum Exercise Age and less than or equal to the Maximum Exercise Age. The Minimum and Maximum Exercise Age are shown on the Income Benefit Rider Contract Schedule.

We will make Income Payments according to the Income Payment Option and payment frequency you select. You must select an Income Payment Option when you provide us an Authorized Request that you wish to begin Income Payments.  After the Income Benefit Date, you cannot change the Income Payment Option.

You may select a monthly, quarterly, semi-annual, or annual payment frequency.  If the specified payment frequency results in Income Payments that are less than the Minimum Income Payment, we will make Income Payments annually at the beginning of each Income Benefit Year.  You may change the payment frequency by providing us an Authorized Request provided that the Contract Value is greater than zero, and the change will be effective on the next Income Benefit Anniversary.

You may take Income Payments in any amount greater than or equal to the Minimum Income Payment up to the Annual Maximum each Income Benefit Year before the Annuity Date.  After the initial Income Payment is taken, if you do not want to take Income Payments in a subsequent Income Benefit Year, you may request an Income Payment of zero.  You may change the amount of your Income Payments by providing us an Authorized Request, and the change will be effective on the next Income Benefit Anniversary.  The Minimum Income Payment is shown on the Income Benefit Rider Contract Schedule.

We will pay Income Payments until the earlier of the last Business Day before the Annuity Date or the date this rider terminates.  If the Contract Value is greater than zero but less than the Income Payment, we will add the difference to the Contract Value so that the Contact Value is equal to the Income Payment.  Once the Contract Value is equal to zero, we will pay the Annual Maximum each Income Benefit Year according to the payment frequency you previously selected and Income Payments will be treated as Annuity Payments for tax purposes.

How we calculate the Annual Maximum
On the Income Benefit Date, the Annual Maximum is equal to the Lifetime Income Percentage for the Income Payment Option you select and multiplied by the Contract Value. On each Income Benefit Anniversary thereafter, we calculate the Annual Maximum based on the Income Payment Option you select and the Contract Value. If your Quarterly Contract Anniversary and your Income Benefit Anniversary are not the same, the Contract Charges accrued but not deducted since your last Quarterly Contract Anniversary will not decrease the Contract Value until the next Quarterly Contract Anniversary.  The Annual Maximum will never decrease unless you take an Excess Withdrawal.

How Excess Withdrawals decrease the Annual Maximum
If you take an Excess Withdrawal on or after the Income Benefit Date, the Annual Maximum will decrease on the next Income Benefit Anniversary after the Excess Withdrawal is taken by the same percentage that the Contract Value decreased as a result of the withdrawal.  The portion of the Annual Maximum in each Allocation Option will decrease by the same percentage that the total Annual Maximum decreases.

Income Payment Options:

Level Income
On any Income Benefit Anniversary, if the Contract Value increased since the last Income Benefit Anniversary (or the Income Benefit Date if this is the first Income Benefit Anniversary) and you took the full Annual Maximum in the previous Income Benefit Year, the Annual Maximum will increase by the same proportion that the Contract Value increased.  Otherwise, the Annual Maximum will not increase. The Contract Value used to calculate your Annual Maximum is determined at the end of the Business Day after we deduct any Contract Charges and apply any credits but before we make any Income Payments or deduct Excess Withdrawals.

If a surviving Spouse continues the contract during the previous Income Benefit Year, we increase the Contract Value to equal the Death Benefit available under any attached rider. On the next Income Benefit Anniversary, we will deduct the amount of the increase from the Contract Value when calculating the Annual Maximum.

S40901-IAI 2                                                                             [Admin Tracking Identifier]

Income Payments continued from the previous page

Increasing Income
On each Income Benefit Anniversary, before we deduct any Contract Charges, apply credits, make any Income Payments, or deduct Excess Withdrawals, we link the Annual Maximum to the proportion of Contract Value, at the end of the Business Day, in each Allocation Option. If the Income Benefit Anniversary does not occur on a Business Day, we use the Contract Value from the next Business Day. On each Income Benefit Anniversary, the Annual Maximum may increase. Any portion of the Annual Maximum linked to an Allocation Option with a credit that is applied on the current Income Benefit Anniversary for the previous Income Benefit Year will increase by that credit. Otherwise, the Annual Maximum will not increase.

If the Contract Value is reallocated, we will continue to link the Annual Maximum to the proportion of Contract Value in each Allocation Option after the reallocation. Even if the Contract Value is equal to zero, the Annual Maximum may increase as described above.  Once the Contract Value is equal to zero, you may continue to link the Annual Maximum to the proportion of Contract Value in each Allocation Option was last allocated, or you may select new proportions for the Annual Maximum by providing us an Authorized Request.

This rider offers single Income Payments and joint Income Payments.  If your contract has only one Eligible Person, you must select single Income Payments.  If your contract has two Eligible Persons, you may select either the single Income Payments or the joint Income Payments.

If you select single Income Payments, on the Income Benefit Date you designate one Eligible Person to be the Covered Person subject to the restrictions in the Eligible Person(s) and Covered Persons(s) provision.  We will pay Income Payments as long as the Covered Person is living and this rider has not terminated.

If you select joint Income Payments, on the Income Benefit Date you designate both Eligible Persons to be the Covered Persons.  We will pay Income Payments as long as either Covered Person is living and this rider has not terminated.

Age of a Covered Person
The Age of a Covered Person(s) on the Income Benefit Date must be greater than or equal to the Minimum Exercise Age and less than or equal to the Maximum Exercise Age shown on the Income Benefit Rider Contract Schedule. We may require proof of the Age of a Covered Person(s).

After Income Payments begin, we may periodically require proof that any Covered Person(s) is still living.

Eligible Person(s) and Covered Person(s)
Eligible Persons are determined on the Issue Date based on the contract's ownership and tax qualification status, and are shown on the Income Benefit Rider Contract Schedule.  After the Issue Date, you cannot add, remove or replace an Eligible Person or a Covered Person, even if you add or change an Owner(s), Annuitant(s), or Beneficiary(ies).  If an Eligible Person or a Covered Person is no longer an Owner, joint Owner, Annuitant, or Beneficiary as required below, we will remove that person from this rider, and, in the case of an Eligible Person, you cannot designate that person to be a Covered Person, and, in the case of a Covered Person, that person is no longer a Covered Person.  Once we remove an Eligible Person or a Covered Person from this rider, he or she cannot be reinstated.

If you are the sole individual Owner of the contract:
•	You are an Eligible Person.
•	If the Owner and sole primary Beneficiary are Spouses, the sole primary Beneficiary is also an Eligible Person.
•	If you select single Income Payments, you must designate the Owner to be the Covered Person.

If the contract is jointly owned:
•	Both Owners are Eligible Persons.
•	The Owners must be Spouses.
•	If you select single Income payments, you may designate either Owner to be the Covered Person.

If the Owner is a non-individual:
•	The Annuitant is an Eligible Person.
•	If the contract is qualified under the federal tax code, and the Annuitant and sole contingent Beneficiary are Spouses, the sole contingent Beneficiary is also an Eligible Person.
•	If you select single Income Payments, you must designate the Annuitant to be the Covered Person.
•	If the contract is not qualified under the federal tax code, you may not select joint Income Payments.

S40901-IAI 3                                                                             [Admin Tracking Identifier]

Income Payments continued from the previous page

How we calculate the Lifetime Income Percentage
We calculate the Lifetime Income Percentage for single and joint Income Payments, if available, on the Index Effective Date based on the Age of the Eligible Person(s) on the Index Effective Date and based on the Age of the Eligible Person(s) on subsequent Index Anniversaries if Additional Purchase Payments are received after the Index Effective Date. On the Income Benefit Date, your actual Lifetime Income Percentage is determined by the Income Payment Option you select and whether you select single or joint Income Payments.

On each Index Anniversary on and before the Income Benefit Date, we add an Income Percentage Increase to each Lifetime Income Percentage once the Eligible Person's Age, or younger Eligible Person's Age for joint payments, is equal to or greater than the Annual Increase Age.

Additional Purchase Payments received after the Index Effective Date will adjust each Lifetime Income Percentage on the next Index Anniversary. The portion of the Lifetime Income Percentage attributable to the Additional Purchase Payments is equal to the Income Percentage for the Eligible Person's attained Age on the next Index Anniversary. This is added on that next Index Anniversary to the current Lifetime Income Percentage pro rata of the proportion of the Variable Account Value in the Interim Fund(s) to the total Contract Value.

After the Income Benefit Date, the Lifetime Income Percentage will not change.

S40901-IAI 3                                                                             [Admin Tracking Identifier]

Contract Value

The following is added to "Contract Value" in the Base Contract.

On the Income Benefit Date, Part A Index Option Riders terminate. Any Index Option Values in those Index Options will be reallocated to Part B Index Option Riders according to the Authorized Request you provide when you elect to begin Income Payments. Part A Index Option Riders and Part B Index Option Riders are identified on the applicable Index Option Contract Schedule(s).

S40901-IAI 3                                                                             [Admin Tracking Identifier]

Contract Charges

The following is added to the "Product Fee" provision under the "Contract Charges" section of the Base Contract.

The Rider Fee for this rider is shown on the Income Benefit Rider Contract Schedule. The Rider Fee is assessed and deducted in the same manner as the Product Fee described in the Base Contract.

If this rider terminates before the Income Benefit Date due to the death of an Eligible Person or Owner or the Annuitant if the Owner is a non-individual, we refund any Rider Fees accrued and deducted after the date of death.  If this rider terminates after the Income Benefit Date due to the death of a Covered Person or Owner (or Annuitant if the Owner is a non-individual), we deduct the final Rider Fee before calculating the Death Benefit.

On the date the rider terminates, we deduct any Rider Fee that was accrued but not yet deducted as the final Rider Fee.

The Rider Fee will terminate on the earliest of:
•	the date the Contract Value is equal to zero;
•	the date of Termination of this rider; or
•	the Business Day before the Annuity Date.
S40901-IAI 3                                                                             [Admin Tracking Identifier]

Withdrawals

The following replaces "Required Minimum Distributions" in the Base Contract.

Required Minimum Distributions
 If this contract is an Individual Retirement Annuity (IRA) or owned by a qualified retirement plan, you may be required by the Internal Revenue Code to take Required Minimum Distributions. To satisfy such requirement for this contract only, you may take a withdrawal as a Required Minimum Distribution by providing us an Authorized Request. The portion of the withdrawal you take that is treated as a Required Minimum Distribution may not be greater than the Required Minimum Distribution of the current calendar year less any amount previously withdrawn. If you take a Required Minimum Distribution, it will not be treated as an Excess Withdrawal and Withdrawal Charges will not apply to the Required Minimum Distribution, but it will reduce your Free Withdrawal Amount and any other contract values accordingly. If you take a withdrawal and do not indicate that it is a Required Minimum Distribution through an Authorized Request, it will be treated as a Partial Withdrawal.

Annuity Payments

The following is added to "Annuity Payments" in the Base Contract.

If You Elected Income Payments
You are required to begin Annuity Payments on the Annuity Date unless the Contract Value has been reduced to zero.  If you are taking Income Payments on the Annuity Date, Income Payments will terminate.

If you begin Annuity Payments and select either Option 1, if you elected single Income Payments, or Option 3, if you elected joint Income Payments, we will convert your Income Payments to Annuity Payments, and we will establish a Remaining Value that is equal to the Contract Value on the Annuity Date.  Annuity Payments will decrease the Remaining Value by the amount of each Annuity Payment. The Annuity Phase terminates on the death of the last surviving Annuitant and payment of any Remaining Value. If you select any other Annuity Option, we will not convert your Income Payments to Annuity Payments.

If you do not select an Annuity Option or payment frequency before the Annuity Date, we will convert your Income Payments to Annuity Payments at the same frequency you were previously receiving Income Payments according to either Option 1, if you previously elected single Income Payments, or Option 3, if you previously elected joint Income Payments.

Single-life Annuity Payments under Option 1 based on the Annual Maximum
If you take Annuity Payments based on the Annual Maximum and you elected single Income Payments, the Covered Person becomes the Annuitant, and we will pay installments as long as the Annuitant is living.  Total installments for each Index Year will be equal to the greater of the annual Annuity Payments under Option 1 based on the Contract Value or the current Annual Maximum.

When the Annuitant dies, installments will terminate, and we will pay any Remaining Value to the Beneficiary(ies).

Joint-life Annuity Payments under Option 3 based on the Annual Maximum
If you take Annuity Payments based on the Annual Maximum and you elected joint Income Payments, both Covered Persons become Annuitants, and we will pay installments as long as either Annuitant is living.  Total installments for each Index Year will be equal to the greater of the annual Annuity Payments under Option 3 based on the Contract Value or the current Annual Maximum.

When both Annuitants have died, installments will terminate and we will pay any Remaining Value to the Beneficiary(ies).

If you selected Increasing Income and we convert your Income Payments to Annuity Payments on the Annuity Date, you may continue to link the Annuity Payments to the proportion of the Contract Value in each Allocation Option as was last allocated, or you may select new proportions for the Annuity Payments by providing us an Authorized Request before the next Index Anniversary. If the current Annual Maximum has increased as a result of the application of a credit, as described under the Increasing Income section, the Annuity Payments will increase by that same credit.

S40901-IAI 5                                                                            [Admin Tracking Identifier]

Ownership

The following is added to "Assignment of this contract" in the Base Contract.

Assignment of this contract
An assignment does not change any existing Eligible Person or Covered Person, subject to the limitations as described in the Eligible Person(s) and Covered Persons(s) provision.

General Provisions

The following is added to "General Provisions" in the Base Contract.

Misstatement of Age of a Covered Person
If there is a misstatement of the Age of a Covered Person, we will adjust the Annual Maximum based on the correct Lifetime Income Percentage.  If the misstatement caused an underpayment, we will pay you the difference in one payment.  If the misstatement caused an overpayment, we will reduce your next Income Payment by the amount of the difference.  If the amount of the difference is larger than your next Income Payment, we will reduce the subsequent Income Payment, and so on until the entire difference has been subtracted.  Any underpayment or overpayment will not include interest.

The following is added to "Divorce" in the Base Contract.

Divorce
If at any time Eligible Persons or joint Covered Persons are no longer Spouses you must send us notice of the divorce as an Authorized Request. If we receive such notice, we will remove one former Spouse from the contract as an Eligible Person or Covered Person. If we receive such notice on or before the Income Benefit Date, joint Income Payments will not be available to you.
Contracts Owned by Individuals
If you had been taking joint Income Payments before the Covered Persons divorce, we will continue to pay joint Income Payments to the remaining Owner as long as the remaining Owner is living.

Contracts Owned by Non-Individuals
If you had been taking joint Income Payments before the Covered Persons divorce, we will continue to pay joint Income Payments to the Owner as long as the Annuitant is living.

S40901-IAI 5                                                                            [Admin Tracking Identifier]

Termination of this Rider

This rider terminates on the earliest of:
•
the date you notify us by an Authorized Request that you wish to remove this rider from your contract. You can request to remove the rider on any Index Anniversary that occurs on or after the Earliest Rider Removal Date as shown on the Income Benefit Rider Contract Schedule and before your Income Benefit Date as long as your Contract Value is positive. To remove this rider from the Base Contract we must receive your Authorized Request before an Index Anniversary.  Your request is then effective on the next Index Anniversary or on the next Business Day if the Index Anniversary is not a Business Day;

•	the Income Benefit Date or Income Benefit Anniversary your Annual Maximum is less than the Minimum Income Payment;
•	the date all Eligible Persons have been removed from this rider;
•	the date of death of the last surviving Eligible Person;
•	the date all Covered Persons have been removed from this rider;
•	the date of death of the last surviving Covered Person;
•	the date all Eligible Persons have exceeded the Maximum Exercise Age; or
•	the date the Base Contract terminates.

Reinstatement of this Rider

Once this rider terminates, it may not be reinstated.

In all other respects the provisions, conditions, exceptions and limitations contained in the contract remain unchanged and apply to this rider.

Signed for the Company at its home office.

Allianz Life Insurance Company
of North America

[                       ]
[Gretchen Cepek]       [Walter R. White]
Secretary President and CEO

To obtain information, make an inquiry, or for assistance with a complaint, please call our toll-free number at [800.624.0197].

S40901-IAI 7                                                                             [Admin Tracking Identifier]

Income Benefit Rider Contract Schedule

Owner:                                           [John Doe]                                                                              Contract Number:                                                       [??687456]
Owner's Age                                                                                                                                   Issue Date:                                                                    [04/15/10]
and gender:                                [35 Male] Annuitant: [John Doe]
[Joint Owner:                              [Jane Doe]]                                                                              Annuitant's Age
[Joint Owner's                                                                                                                                and gender:                                                                   [35 Male]
Age and gender:                        [35 Female]]
Eligible Person(s):                     [John Doe]
[Jane Doe]

Minimum Exercise Age: [50]
Maximum Exercise Age: [100]

Income Payment Waiting Period:                                                                                                 [[1] Index Year(s)]

Minimum Income Payment:                                                                                                         $[100]

Annual Increase Age: [45]

Rider Fee: [0.70]% guaranteed for all Contract Years

Earliest Rider Removal Date: [Third] Index Anniversary

S40902-IAI                                                                                                           [Admin Tracking Identifier]

Income Percentage Table

Eligible Person's* Age	Income Percentage				Income Percentage Increase **
	Level Income		Increasing Income
	Single Income Payments	Joint Income Payments	Single Income Payments	Joint Income Payments
[0-50	3.80%	3.30%	2.80%	2.30%	0.25%]
[51	3.90%	3.40%	2.90%	2.40%	0.25%]
[52	4.00%	3.50%	3.00%	2.50%	0.25%]
[53	4.10%	3.60%	3.10%	2.60%	0.25%]
[54	4.20%	3.70%	3.20%	2.70%	0.25%]
[55	4.30%	3.80%	3.30%	2.80%	0.30%]
[56	4.40%	3.90%	3.40%	2.90%	0.30%]
[57	4.50%	4.00%	3.50%	3.00%	0.30%]
[58	4.60%	4.10%	3.60%	3.10%	0.30%]
[59	4.70%	4.20%	3.70%	3.20%	0.30%]
[60	4.80%	4.30%	3.80%	3.30%	0.35%]
[61	4.90%	4.40%	3.90%	3.40%	0.35%]
[62	5.00%	4.50%	4.00%	3.50%	0.35%]
[63	5.10%	4.60%	4.10%	3.60%	0.35%]
[64	5.20%	4.70%	4.20%	3.70%	0.35%]
[65	5.30%	4.80%	4.30%	3.80%	0.40%]
[66	5.40%	4.90%	4.40%	3.90%	0.40%]
[67	5.50%	5.00%	4.50%	4.00%	0.40%]
[68	5.60%	5.10%	4.60%	4.10%	0.40%]
[69	5.70%	5.20%	4.70%	4.20%	0.40%]
[70	5.80%	5.30%	4.80%	4.30%	0.45%]
[71	5.90%	5.40%	4.90%	4.40%	0.45%]
[72	6.00%	5.50%	5.00%	4.50%	0.45%]
[73	6.10%	5.60%	5.10%	4.60%	0.45%]
[74	6.20%	5.70%	5.20%	4.70%	0.45%]
[75	6.30%	5.80%	5.30%	4.80%	0.50%]
[76	6.40%	5.90%	5.40%	4.90%	0.50%]
[77	6.50%	6.00%	5.50%	5.00%	0.50%]
[78	6.60%	6.10%	5.60%	5.10%	0.50%]
[79	6.70%	6.20%	5.70%	5.20%	0.50%]
[80+	6.80%	6.30%	5.80%	5.30%	0.55%]

*If you select Joint Payments, we will use the age of the younger Eligible Person.

**Income Percentage Increase does not apply until the Age of the Eligible Person* is greater than or equal to the Annual Increase Age. For all Purchase Payments received on or before the Index Effective Date, the Age of the Eligible Person* on the Index Effective Date is used to determine the Income Percentage. For any Additional Purchase Payments received after the Index Effective Date, the Age of the Eligible Person* on the Index Anniversary that occurs on or after we receive the Additional Purchase Payments is used to determine the Income Percentage attributable to those Additional Purchase Payments. After the Issue Date, current Lifetime Income Percentages will appear on your Index Options Statement.
S40902-IAI                                                                                                                                                                                                [Admin Tracking Identifier]